Exhibit 8.1

March 19, 2024

John Deere Receivables LLC P.O. Box 5328 Madison, WI 53705-0328

Re:	U.S. Federal Income Tax Consequences

We have acted as special tax counsel to John Deere Receivables LLC, a Nevada limited liability company (the “Seller”), in connection with the Indenture, dated as of the date hereof (the “Indenture”), between John Deere Owner Trust 2024, as issuing entity (the “Issuing Entity”), and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”).  The Indenture provides for the issuance by the Issuing Entity of (i) the Class A-1 5.521% Asset Backed Notes (the “Class A-1 Notes”), (ii) the Class A-2A 5.19% Asset Backed Notes (the “Class A-2A Notes”), (iii) the Class A-2B Floating Rate Asset Backed Notes (the “Class A-2B Notes” and, together with the Class A-2A Notes, the “Class A-2 Notes”), (iv) the Class A-3 4.96% Asset Backed Notes (the “Class A-3 Notes”), and (v) the Class A-4 4.91% Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, and the Class A-3 Notes, the “Notes”). The Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have examined:

(i)a copy of the registration statement on Form SF-3 (File No. 333-264978) (the “Registration Statement”) that was filed by the Seller with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on May 16, 2022, as amended by Pre-Effective Amendment No. 1 thereto on June 29, 2022 with respect to asset-backed notes, including the Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii)a copy of the preliminary prospectus, dated March 6, 2024, relating to the Notes that was filed with the Commission pursuant to Rule 424(h) under the Securities Act on March 6, 2024, and a copy of the prospectus, dated March 11, 2024 (the “Prospectus”), relating to the Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act on March 13, 2024;

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(iii)the Trust Agreement, dated as of March 18, 2024, between the Seller and Computershare Delaware Trust Company, as owner trustee;

(iv)the Purchase Agreement, dated as of the date hereof, between John Deere Capital Corporation (“JDCC”) and the Seller;

(v)the Sale and Servicing Agreement, dated as of the date hereof, among the Seller, as depositor, JDCC, as servicer, and the Issuing Entity;

(vi)the Indenture;

(vii)the Administration Agreement, dated as of the date hereof, among the Issuing Entity, the Indenture Trustee and JDCC, as administrator; and

(viii)the Asset Representations Review Agreement, dated as of the date hereof, among the Issuing Entity, JDCC, as servicer, and Clayton Fixed Income Services LLC, as asset representations reviewer; and

(ix)such other documents as we have deemed necessary for the expression of the opinion contained herein.

The documents described in clauses (iii) through (viii) collectively are referred to herein as the “Transaction Documents.”

We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion letter.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions.  No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.  Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively.  In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS.  Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion.  In rendering such opinion, we have assumed that the Issuing Entity will be operated in accordance with the terms of the Transaction Documents.

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Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, to the extent that the discussions presented in the Prospectus under the caption “U.S. Federal Income Tax Consequences” expressly state our opinion, or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt such opinion herein.  There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Except for the opinion expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws.  In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.  This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to laws and facts existing on the date hereof.  By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any Notes as described in the Prospectus or to maintain the Issuing Entity as an entity that will not be treated as an association (or publicly traded partnership), in either case, taxable as a corporation for U.S. federal income tax purposes.

We hereby consent to the filing of this opinion letter on Form 8-K in connection with the sale of the Notes and to the reference to our firm in the Prospectus under the captions “Summary of Terms—Tax Status,” “U.S. Federal Income Tax Consequences” and “Legal Opinions.”  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP